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Exhibit 5

Debevoise & Plimpton
919 Third Avenue
New York, NY 10022

November 25, 2003

SIRVA, Inc.
700 Oakmont Lane
Westmont, Illinois 60559

Dear Sirs:

        We have acted as counsel to SIRVA, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") relating to 12,128,372 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be issued pursuant to the SIRVA, Inc. Omnibus Stock Incentive Plan and the SIRVA, Inc. Stock Incentive Plan (the "Plans").

        We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

        Based on the foregoing, we are of the opinion that authorized but not previously issued shares of Common Stock that may be issued upon exercise of options granted under the Plans have been duly authorized and when issued in accordance with the terms of the Plans will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ DEBEVOISE & PLIMPTON

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Debevoise & Plimpton 919 Third Avenue New York, NY 10022